FOR IMMEDIATE RELEASE

CONTACT:          Roy Estridge. EVP/CFO

Valley Commerce Bancorp

(559) 622-9000

VALLEY COMMERCE BANCORP REPORTS 2007 RESULTS

VISALIA, Calif., January 24, 2008/ -- Valley Commerce Bancorp (OTCBB: VCBP), a bank holding company and the parent company of Valley Business Bank, today reported unaudited consolidated net income of $2,661,000 or $1.09 per diluted share for the year ended December 31, 2007, compared to $2,956,000, or $1.22 per diluted share for 2006.  Return on average assets for 2007 was 0.99% compared to 1.22% for 2006, while return on average equity for 2007 was 9.8% compared to 12.6% for 2006.  For the quarters ended December 31, 2007 and 2006, the Company earned $0.27 and $0.31 per diluted share, respectively.  Fourth quarter 2007 earnings were $675,000 compared to $746,000 achieved in the comparable quarter of 2006, a decrease of $71,000 or 10 percent.  Net income and other profitability measures decreased in the 2007 periods due to net interest margin compression and increased non-interest expenses, as discussed further below.

“The combination of a slowing economy and increased costs associated with our strategic growth initiatives and regulatory compliance prevented us from reporting record high profitability as we did for 2006,” stated Don Gilles, President and CEO.  “Given the challenges being faced by many financial institutions at the present time, we take a good deal of satisfaction in our risk management efforts which have allowed us to maintain a high quality balance sheet and stable profits.”

The Company’s consolidated total assets were $279 million at December 31, 2007, a $15 million or 6% increase over the prior year end total of $264 million.  At December 31, 2007, net loans totaled $199 million, a $17 million or 9% increase over the December 31, 2006 total of $182 million.  Total deposits at December 31, 2007 totaled $215 million, a $7 million or 4% increase over the December 31, 2006 total of $208 million.

Average total assets for 2007 were $268 million compared to $242 million for 2006, an increase of $26 million or 11%.  Average total loans for 2007 were $195 million compared to $167 million for 2006, an increase of $28 million or 17%.  Average total deposits for 2007 were $214 million compared to $194 million for 2006, an increase of $20 million or 10%.

Net interest income increased only slightly in 2007 compared to the prior year as the interest income attributable to the Company’s growth was offset by a decrease in the Company’s net interest margin.  The Company’s net interest margin decreased from 5.15% in 2006 to 4.71% in 2007 due primarily to increased cost of retail deposits and increased use of brokered time deposits and Federal Home Loan Bank borrowings in the 2007 period.

The allowance for loan losses totaled $1.8 million or 0.9% of total loans at December 31, 2007. This compared to $1.7 million or 0.9% of total loans at December 31, 2006. Based upon management’s assessment of the adequacy of the allowance for loan losses and the credit quality of the loan portfolio, no loan loss provision was recorded during either 2007 or 2006.  The Company had no net loan charge-offs for 2007 and $21,000 in net loan charge-offs for 2006.  The Company had no non-performing assets at either December 31, 2007 or December 31, 2006.

Non-interest income earned during the three- and twelve-month periods ended December 31, 2007 totaled $282,000 and $1.2 million, respectively.  Non-interest income for the same periods in 2006 was $307,000 and $996,000, respectively.  Non-interest income increased in 2007 due to increases in earnings on bank-owned life insurance, service charges from deposit customer account relationships and Federal Home Loan Bank dividend income.  These increases were partially offset by a decrease in mortgage loan brokerage fees.

Non-interest expense during the three- and twelve-month periods ended December 31, 2007 totaled $2.3 million and $8.7 million, respectively.  Non-interest expense for the same periods in 2006 was $1.9 million and $7.7 million, respectively.  The increase in non-interest expense was due primarily to increased employee-related costs associated with the Company’s growth initiatives.  Salaries and benefits for the 2007 period totaled $4.8 million compared to $4.3 million for the 2006 period, a $510,000 or 12% increase, while occupancy and equipment expense for the 2007 period totaled $1.1 million compared to $.9 million for the 2006 period, an $183,000 or 21% increase.  Other non-interest expenses for the 2007 period totaled $2.8 million compared to $2.5 million for the 2006 period, a $353,000 or 14% increase.  The other expense category included $103,000 of consultant expense related to compliance with Sarbanes-Oxley legislation, and a $57,000 increase in Federal Deposit Insurance Corporation assessments attributable to higher assessment rates charged to financial institutions.

Valley Commerce Bancorp had 2,396,435 shares of common stock outstanding at December 31, 2007.  The balance of stockholders’ equity increased to $28.9 million at December 31, 2007 from $25.4 million at December 31, 2006 due primarily to the retention of 2007 earnings of $2.7 million.  In addition, 97,507 stock options were exercised during 2007 that increased stockholders’ equity by $879,000 due to funds received and related tax benefits.  The Company also repurchased 27,440 shares of stock under a stock repurchase program which reduced stockholders’ equity by $382,000.  The book value per share was $12.05 at December 31, 2007, compared to $10.94 at December 31, 2006.  All per share data has been adjusted for the 5% stock dividend issued in June 2007.

Valley Business Bank has branch offices in Visalia, Fresno, Woodlake, and Tipton, and a loan production office in Tulare.

OTHER INFORMATION:  Valley Commerce Bancorp stock trades on NASDAQ’s Over The Counter Bulletin Board under the symbol VCBP.  Valley Business Bank, the wholly owned subsidiary of Valley Commerce Bancorp, is a commercial bank that commenced operations in 1996 under the name Bank of Visalia. Valley Business Bank operates through Business Banking Centers in Visalia and Fresno and has branch offices in Woodlake and Tipton.  The Bank also operates a loan production office in Tulare.  Additional information about Valley Business Bank is available from the Bank’s website at http://www.valleybusinessbank.net.

FORWARD-LOOKING STATEMENTS:  In addition to historical information, this release includes forward-looking statements, which reflect management's current expectations for Valley Commerce Bancorp’s future financial results, business prospects and business developments.  Management's expectations for Valley Commerce Bancorp's future necessarily involve assumptions, estimates and the evaluation of risks and uncertainties. Various factors could cause actual events or results to differ materially from those expectations.  The forward-looking statements contained herein represent management's expectations as of the date of this release. Valley Commerce Bancorp undertakes no obligation to release publicly the results of any revisions to the forward-looking statements included herein to reflect events or circumstances after today, or to reflect the occurrence of unanticipated events.  For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Condensed Consolidated Balance Sheet (in Thousands) (Unaudited)	As of December 31,
	2007	2006
Assets
Cash and Due from Banks	$9,297	$13,266
Available-for-Sale Investment Securities	56,615	55,298
Loans (net)	199,514	182,332
Bank Premises and Equipment (net)	3,037	1,832
Cash Surrender Value of Bank-Owned Life Insurance	6,185	5,935
Other Assets	4,433	5,002
TOTAL ASSETS	$279,081	$263,665

Liabilities & Equity
Non-Interest Bearing Deposits	$66,993	$63,020
Interest Bearing Deposits	86,277	75,293
Time Deposits	62,116	69,263
Total Deposits	215,386	207,576
Short-Term Debt	21,804	17,600
Long-Term Debt	8,146	8,548
Junior Subordinated Deferrable Interest Debentures	3,093	3,093
Other Liabilities	1,779	1,400
Total Liabilities	250,208	238,217
Shareholders’ Equity	28,873	25,448
TOTAL LIABILITIES & EQUITY	$279,081	$263,665

Condensed Consolidated Statement of Income (in Thousands except per share data) (Unaudited)	Three Months Ended December 31,		Years Ended December 31,
	2007	2006	2007	2006

Interest Income	$4,681	$4,538	$18,470	$16,750
Interest Expense	1,687	1,794	7,131	5,561
NET INTEREST INCOME	2,994	2,744	11,339	11,189
Provision for Loan Losses	-	-	-	-
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	2,994	2,744	11,339	11,189
Non-interest Income	282	307	1,155	996
Non-interest Expense	2,324	1,923	8,699	7,653
INCOME BEFORE INCOME TAXES	952	1,128	3,795	4,532
Income Taxes	277	382	1,134	1,576
NET INCOME	$675	$746	$2,661	$2,956
EARNINGS PER SHARE - BASIC*	$0.28	$0.33	$1.13	$1.28
EARNINGS PER SHARE – DILUTED*	$0.27	$0.31	$1.09	$1.22
SHARES OUTSTANDING – END OF PERIOD*	2,396	2,327	2,396	2,327
*All share and earnings per share data have been restated for a 5% stock dividend issued in June 2007.